Exhibit 99.1

OFS CAPITAL CORPORATION ANNOUNCES SECOND QUARTER 2020 FINANCIAL RESULTS

Net Investment Income of $0.19 per common share
Declares 31st Consecutive Quarterly Distribution on common shares

Chicago, IL - July 31, 2020 - OFS Capital Corporation (NASDAQ:OFS) ("OFS Capital," the "Company," "we," "us," or "our") today announced its financial results for the quarter ended June 30, 2020.
FINANCIAL HIGHLIGHTS

•	Net investment income of $2.61 million, or $0.19 per share.

•
Net asset value ("NAV") per share increased to $10.10 at June 30, 2020 from $9.71 at March 31, 2020. During the three months ended June 30, 2020, our portfolio recognized net gains of $5.1 million, or $0.38 per share.

•	At June 30, 2020, 90% and 75% of our loan portfolio and total portfolio, respectively, consisted of senior secured loans, based on fair value.

•	As of June 30, 2020, 90% of our debt matures in 2024 and beyond and 45% of our outstanding debt is unsecured.

•
On July 28, 2020, OFS Capital's Board of Directors declared a distribution of $0.17 per share for the third quarter of 2020, payable on September 30, 2020, to stockholders of record as of September 23, 2020.

We are actively monitoring our portfolio companies throughout this period of economic uncertainty including assessing portfolio companies' operational and liquidity outlook. In the second quarter, we had only one new loan placed on non-accrual status. With respect to our portfolio, at June 30, 2020, we had unfunded commitments of $4.3 million to two portfolio companies.
At June 30, 2020, our asset coverage ratio was 166% and we remained in compliance with all applicable financial covenant thresholds under our outstanding debt and our minimum asset coverage requirement under the 1940 Act.
We believe that we have diverse sources of funding. As of quarter end, we had approximately $31.8 million of cash. In addition, we had additional capacity on our revolving corporate credit line with Pacific Western Bank and senior loan facility with BNP Paribas, which are both subject to a borrowing base and other covenants. Our senior loan facility has no LIBOR floor and matures in 2024. At quarter end, we had approximately $153 million in unsecured bonds that mature in 2025 and beyond. In addition, we had approximately $134 million of SBA debentures.
"Given the challenging economic and public health impact of the on-going COVID-19 pandemic, we are pleased that during the quarter our portfolio companies performed above our expectations,” said Bilal Rashid, OFS Capital's Chairman and Chief Executive Officer. "We anticipate that, as we begin to deploy capital into add-on and new investments and optimize our portfolio, our investment income will grow.”

HIGHLIGHTS
($ in millions, except for per share data)

Portfolio Overview	At June 30, 2020
Total assets	$475.4
Investment portfolio, at fair value	$435.8
Net assets	$135.4
Net asset value per share	$10.10
Weighted average yield on performing debt investments (1)	10.14%
Weighted average yield on total debt investments (2)	9.01%
Weighted average yield on total investments (3)	8.52%

(1)
The weighted average yield on our performing debt and structured finance note investments is computed as (a) the sum of (i) the annual stated accruing interest on debt investments plus the annualized accretion of loan origination fees, original issue discount, market discount or premium, and loan amendment fees at the balance sheet date, plus (ii) the annual effective yield on structured finance notes at the balance sheet date divided by (b) amortized cost of our debt and structured finance note investments, excluding debt investments in non-accrual status as of the balance sheet date.

(2)
The weighted average yield on our total debt and structured finance note investments is computed as (a) the sum of (i) the annual stated accruing interest on debt investments plus the annualized accretion of loan origination fees, original issue discount, market discount or premium, and loan amendment fees at the balance sheet date, plus (ii) the annual effective yield on structured finance notes at the balance sheet date divided by (b) amortized cost of our debt and structured finance note investments, including debt investments in non-accrual status as of the balance sheet date.

(3)
The weighted average yield on total investments is computed as (a) the annual stated accruing interest plus the annualized accretion of loan origination fees, original issue discount, market discount or premium, and loan amendment fees on our debt investments at the balance sheet date, plus the annual effective yield on our structured finance notes at the balance sheet date, plus the effective cash yield on our performing preferred equity investments divided by (b) amortized cost of our total investment portfolio, including assets on non-accrual basis as of the balance sheet date. The weighted average yield of investments is not the same as a return on investment for our stockholders but, rather, relates to a portion of our investment portfolio and is calculated before the payment of all of our fees and expenses.

	Quarter Ended June 30,
Operating Results	2020	2019
Total investment income	$11.0	$12.9
Net investment income	$2.6	$4.9
Net investment income per common share, basic and diluted	$0.19	$0.36
Net increase in net assets resulting from operations	$7.7	$3.4

	Quarter Ended June 30,
Portfolio Activity	2020	2019
Number of new portfolio company investments	5	22
Investments in new portfolio companies	$2.4	$40.8
Investments in existing portfolio companies	$4.9	$18.4
Investments in structured finance notes	$0.8	$5.6
Number of portfolio companies and structured finance notes at end of period	73	69

PORTFOLIO AND INVESTMENT ACTIVITIES
The total fair value of our investment portfolio was $435.8 million at June 30, 2020, which was equal to approximately 91% of amortized cost. As of June 30, 2020, the fair value of our debt investment portfolio totaled $361.4 million in 57 portfolio companies, of which 90% and 10% were senior secured loans and subordinated loans, respectively. As of June 30, 2020, we also held approximately $44.3 million in equity investments, at fair value, in 14 portfolio companies in which we also held debt investments, as well as eight portfolio companies in which we solely held an equity investment. As of June 30, 2020, our investment portfolio also included eight investments in structured finance notes with a fair value of $30.0 million. We had unfunded commitments of $4.3 million to two portfolio companies at June 30, 2020. As of June 30, 2020, floating rate loans as a percentage of fair value comprised 87% of our debt investment portfolio, with the remaining 13% in fixed rate loans.

RESULTS OF OPERATIONS
Income
Investment Income
Interest income decreased by $1.9 million for the three months ended June 30, 2020, compared to the three months ended June 30, 2019, primarily due to a $0.2 million decrease in the average outstanding performing loan balance, as well as by a $1.7 million decrease resulting from a 189 basis point decrease in the recurring earned yield on our portfolio.
During the three months ended June 30, 2020, we recognized fee income of $0.3 million primarily due to prepayment fees. Syndication fees which are recognized when OFS Advisor sources, structures, and arranges the lending group, and for which we were additional compensation declined to $-0- for the three months ended June 30, 2020, compared to $0.4 million in the first quarter of 2020.

Expenses
Interest expense
Interest expense for the three months ended June 30, 2020 increased $1.3 million over the corresponding prior year period primarily due to the issuance of the $54.3 million of unsecured notes in October and November 2019 and borrowings under the BNP revolving credit facility.
Management fee
Management fee expense for the three months ended June 30, 2020 decreased $0.2 million over the corresponding prior year period due to a decrease in our average total assets, resulting primarily from an $82.2 million increase in principal payments and sales of portfolio investments during the six months ended June 30, 2020 compared to the corresponding prior year period.
Incentive fee
Incentive fee expense decreased $1.0 million for the three months ended June 30, 2020 compared to the three months ended June 30, 2019, primarily due to an approximately $0.24 per share decline in net interest margin—total interest income less interest expense.
Administration fee
Administration fee expense for the three months ended June 30, 2020 increased $0.1 million over the corresponding period primarily due to an increase in our allocable portion of the overhead of OFS Capital Services, LLC, our administrator.
Net Gain (Loss) on Investments
Our portfolio experienced net gains of $5.1 million in the second quarter primarily as a result of performance improvements and expansion of the companies' valuation multiples at Pfanstiehl Holdings, Inc. and Southern Technical Institute, LLC, which lifted the value of our equity investments in those companies a combined $7.9 million, as well the return of liquidity to the broadly syndicated loan market, which contributed to the improvement in the fair values of $9.0 million of our Structured Finance Note investments and our loan investments acquired in the broadly syndicated market. One measure of liquidity in the broadly syndicated loan market is the average bid-ask spread on the Refinitiv Market Overall (North America) Loan Index which narrowed to 1.98 points at June 30, 2020, from 3.41 points at March 31, 2020, but has not yet returned to its long-term historic average of 1.0. These net gains were partially offset by $7.5 million in net losses, principally on our debt and equity investments in Contract Datascan Holdings, Inc., TalentSmart Holdings, LLC and 3rd Rock Gaming Holding, LLC, as well as other portfolio companies as a result of the impact of the COVID-19 pandemic.
Within our senior debt investments, we recognized net losses of $4.6 million during the three months ended June 30, 2020, primarily as a result of unrealized depreciation of $4.2 million and $0.9 million on our senior secured debt in 3rd Rock Gaming Holding, LLC and Talent Smart Holdings, LLC, respectively, offset by net unrealized appreciation of $1.5 million on the remaining senior secured debt investments. We also recognized net realized losses of $1.0 million due to the sale of approximately $25.2 million of loans at cost, for an average price of approximately 96% of par.
Within our subordinated debt investments, we recognized unrealized depreciation of $0.1 million during the three months ended June 30, 2020, primarily as a result of unrealized depreciation of $0.4 million on Contract Datascan Holdings, Inc., offset primarily by unrealized appreciation of $0.3 million on Southern Technical Institute, LLC.
Within our preferred equity investments, we recognized unrealized depreciation of $1.0 million for the three months ended June 30, 2020, primarily as a result of unrealized depreciation of $1.4 million on Contract Datascan Series A units, offset by net unrealized appreciation of $0.4 million on the remaining preferred equity investments.
Within our common equity, warrants and other investments, we recognized unrealized appreciation of $6.3 million for the three months ended June 30, 2020, primarily as a result of unrealized appreciation of $6.9 million on Pfanstiehl Holdings, Inc., offset by net unrealized depreciation of $0.6 million on our remaining common equity, warrant and other investments as a result of negative portfolio company-specific performance factors.
Within our Structured Finance Note investments, we recognized unrealized appreciation of $4.5 million for the three months ended June 30, 2020, primarily due to the return of liquidity to the broadly syndicated loan market, which underlie these investments.
LIQUIDITY AND CAPITAL RESOURCES
At June 30, 2020, we had $31.8 million in cash, which includes cash of $22.7 million held by our wholly owned small business investment company, OFS SBIC I, LP ("SBIC I LP"). Our use of cash held by SBIC I LP is restricted by SBA regulation, including limitations on the amount of cash SBIC I LP can distribute to OFS Capital as parent company. As of June 30, 2020, we had an unused commitment of $78.9 million under our senior secured revolving credit facility with Pacific Western Bank, as well as an unused commitment of $119.4 million under our BNP revolving credit facility, both subject to a borrowing base and other covenants. Based on fair values and equity capital at June 30, 2020, we could access available lines of credit for $68 million and remain in compliance with 1940 Act asset coverage requirement.
At our request, on July 29, 2020, Pacific Western Bank executed an amendment to our business loan agreement in order to reduce the total commitment under the senior secured revolving credit facility from $100 million to $50 million. We expect to benefit from a reduction in the unused commitment fee of 0.50% on any unused portion of the total commitment over $15 million. As of July 29, 2020, we had cash on hand of approximately $23.3 million and, after giving effect to the reduction, an unused commitment of $36.2 million under our senior secured revolving credit facility with Pacific Western Bank, subject to a borrowing base and other covenants.
RECENT DEVELOPMENTS
On March 11, 2020, the World Health Organization declared the novel coronavirus as a pandemic, and on March 13, 2020 the United States declared a national emergency with respect to the COVID-19 pandemic. The outbreak of the COVID-19 pandemic has severely impacted global economic activity and caused significant volatility and negative pressure in financial markets. The global impact of the outbreak has been rapidly evolving and many countries, including the United States, have reacted by instituting quarantines, mandating business and school closures and restricting travel. Such actions have created, and may continue to create, disruption in global supply chains and adversely impact a number of industries. The outbreak could have a continued adverse impact on economic and market conditions on a global scale. The rapid development and fluidity of this situation precludes any prediction as to the ultimate adverse impact of the ongoing COVID-19 pandemic. Nevertheless, the COVID-19 pandemic presents material uncertainty and risks with respect to the underlying value of the Company’s portfolio companies, the Company’s business, financial condition, results of operations and cash flows, such as the potential negative impact to financing arrangements, increased costs of operations, changes in law and/or regulation, and uncertainty regarding government and regulatory policy. Further, the operational and financial performance of the portfolio companies in which the Company makes investments have been, and may continue to be, significantly impacted by the COVID-19 pandemic, which in turn has, and may continue to have, an impact on the valuation of the Company’s investments.
Accordingly, the Company cannot predict the extent to which its business, financial condition, results of operations and cash flows will be affected at this time. The potential impact to the Company’s results will depend to a large extent on future developments and new information that may emerge regarding the duration and severity of the COVID-19 pandemic and the actions taken by authorities and other entities to contain the coronavirus or treat its impact, all of which are beyond the Company’s control.

CONFERENCE CALL

OFS Capital will host a conference call to discuss these results on Friday, July 31, 2020, at 10:00 AM Eastern Time. Interested parties may participate in the call via the following:

INTERNET: Go to www.ofscapital.com at least 15 minutes prior to the start time of the call to register, download, and install any necessary audio software. A replay will be available for 90 days on OFS Capital’s website at www.ofscapital.com.

TELEPHONE: Dial (877) 510-7674 (Domestic) or (412) 902-4139 (International) approximately 15 minutes prior to the call. A telephone replay of the conference call will be available through August 11, 2020 at 9:00 AM Eastern Time and may be accessed by calling (877) 344-7529 (Domestic) or (412) 317-0088 (International) and utilizing conference ID #10146677.

For more detailed discussion of the financial and other information included in this press release, please refer to OFS Capital’s Form 10-Q for the second quarter ended June 30, 2020, which we expect to file with the Securities and Exchange Commission later today.

OFS Capital Corporation and Subsidiaries
Consolidated Statement of Assets and Liabilities
(Dollar amounts in thousands, except per share data)

	June 30, 2020	December 31, 2019
	(unaudited)
Assets
Investments, at fair value:
Non-control/non-affiliate investments (amortized cost of $354,004 and $396,201, respectively)	$314,305	$372,535
Affiliate investments (amortized cost of $114,123 and $131,950, respectively)	114,047	135,679
Control investment (amortized cost of $10,714 and $10,520, respectively)	7,410	8,717
Total investments at fair value (amortized cost of $478,841 and $538,671, respectively)	435,762	516,931
Cash	31,781	13,447
Interest receivable	3,114	3,349
Receivable for investment sold	634	—
Prepaid expenses and other assets	4,151	4,461
Total assets	$475,442	$538,188

Liabilities
Revolving lines of credit	$51,750	$56,450
SBA debentures (net of deferred debt issuance costs of $1,567 and $1,904, respectively)	132,203	147,976
Unsecured notes (net of deferred debt issuance costs of $4,403 and $4,798 respectively)	148,447	148,052
Interest payable	3,109	3,505
Payable to adviser and affiliates	2,694	4,106
Payable for investments purchased	971	10,264
Accrued professional fees	562	621
Other liabilities	309	587
Total liabilities	340,045	371,561

Commitments and contingencies

Net assets
Preferred stock, par value of $0.01 per share, 2,000,000 shares authorized, -0- shares issued and outstanding as of June 30, 2020, and December 31, 2019, respectively	$—	$—
Common stock, par value of $0.01 per share, 100,000,000 shares authorized, 13,399,694 and 13,376,836 shares issued and outstanding as of June 30, 2020, and December 31, 2019, respectively	134	134
Paid-in capital in excess of par	187,437	187,305
Total distributable earnings (losses)	(52,174)	(20,812)
Total net assets	135,397	166,627

Total liabilities and net assets	$475,442	$538,188

Number of shares outstanding	13,399,694	13,376,836
Net asset value per share	$10.10	$12.46

OFS Capital Corporation and Subsidiaries
Condensed Consolidated Statements of Operations (unaudited)
(Dollar amounts in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Investment income
Interest income:
Non-control/non-affiliate investments	$8,233	$9,287	$17,305	$17,929
Affiliate investments	1,692	2,660	4,086	4,993
Control investment	209	263	405	522
Total interest income	10,134	12,210	21,796	23,444
Payment-in-kind interest and dividend income:
Non-control/non-affiliate investments	264	96	525	193
Affiliate investments	191	300	460	552
Control investment	102	28	187	55
Total payment-in-kind interest and dividend income	557	424	1,172	800
Dividend income:
Affiliate investments	—	—	100	173
Control investment	—	89	—	89
Total dividend income	—	89	100	262
Fee income:
Non-control/non-affiliate investments	279	154	764	496
Affiliate investments	8	5	13	210
Control investment	3	18	6	33
Total fee income	290	177	783	739
Total investment income	10,981	12,900	23,851	25,245
Expenses
Interest expense	4,931	3,645	9,853	7,100
Management fee	1,869	2,055	3,888	3,898
Incentive fee	215	1,245	1,098	2,408
Professional fees	460	368	1,108	903
Administration fee	500	417	1,020	854
Other expenses	399	310	746	394
Total expenses before incentive fee waiver	8,374	8,040	17,713	15,557
Incentive fee waiver	—	—	(441)	—
Total expenses, net of incentive fee waiver	8,374	8,040	17,272	15,557
Net investment income	2,607	4,860	6,579	9,688
Net realized and unrealized gain (loss)
Net realized loss on non-control/non-affiliate investments	(1,040)	(90)	(10,013)	(894)
Loss on extinguishment of debt	—	—	(149)	—
Net unrealized appreciation (depreciation) on non-control/non-affiliate investments, net of taxes	6,808	(3,630)	(15,614)	(2,972)
Net unrealized appreciation (depreciation) on affiliate investments	(880)	1,660	(3,804)	540
Net unrealized appreciation (depreciation) on control investment	163	553	(1,501)	723
Net gain (loss)	5,051	(1,507)	(31,081)	(2,603)
Net increase (decrease) in net assets resulting from operations	$7,658	$3,353	$(24,502)	$7,085
Net investment income per common share – basic and diluted	$0.19	$0.36	$0.49	$0.73
Net increase (decrease) in net assets resulting from operations per common share – basic and diluted	$0.57	$0.25	$(1.83)	$0.53
Distributions declared per common share	$0.17	$0.34	$0.51	$0.68
Basic and diluted weighted average shares outstanding	13,392,608	13,361,193	13,384,808	13,359,338

ABOUT OFS CAPITAL
The Company is an externally managed, closed-end, non-diversified management investment company that has elected to be regulated as a business development company. The Company's investment objective is to provide stockholders with both current income and capital appreciation primarily through debt investments and, to a lesser extent, equity investments. The Company invests primarily in privately held middle-market companies in the United States, including lower-middle-market companies, targeting investments of $3 to $20 million in companies with annual EBITDA between $3 million and $50 million. The Company offers flexible solutions through a variety of asset classes including senior secured loans, which includes first-lien, second-lien and unitranche loans, as well as subordinated loans and, to a lesser extent, warrants and other equity securities. The Company's investment activities are managed by OFS Capital Management, LLC, an investment adviser registered under the Investment Advisers Act of 19401, as amended, and headquartered in Chicago, Illinois, with additional offices in New York and Los Angeles.
FORWARD-LOOKING STATEMENTS
Statements in this press release regarding management's future expectations, beliefs, intentions, goals, strategies, plans or prospects, including statements relating to: OFS Capital’s results of operations, including net investment income, net asset value and net investment gains and losses and the factors that may affect such results; the diversity of the Company's funding sources; the deployment of capital into add-on and new investments and the optimization of OFS's portfolio and the impact of such actions on the Company's investment income growth, when there can be no assurance that such efforts will improve investment income or that any such investments will be identified and consummated or that the portfolio will be optimized; the Company's expectations related to the reduction in the unused commitment fee for its revolving corporate credit line with Pacific Western Bank; the effect of the COVID-19 pandemic on the Company's business, financial condition, results of operations and cash flows and those of its portfolio companies, including the Company's and its portfolio companies' ability to achieve their respective objectives; the effect of the disruptions caused by the COVID-19 pandemic on the Company's ability to continue to effectively manage its business and on the availability of equity and debt capital and the Company's use of borrowed money to finance a portion of its investments; and other factors may constitute forward-looking statements for purposes of the safe harbor protection under applicable securities laws. Forward-looking statements can be identified by terminology such as “anticipate,” “believe,” “could,” “could increase the likelihood,” “estimate,” “expect,” “intend,” “is planned,” “may,” “should,” “will,” “will enable,” “would be expected,” “look forward,” “may provide,” “would” or similar terms, variations of such terms or the negative of those terms. Such forward-looking statements involve known and unknown risks, uncertainties and other factors including those risks, uncertainties and factors referred to in OFS Capital’s Annual Report on Form 10-K for the year ended December 31, 2019 filed with the Securities and Exchange Commission under the section “Risk Factors,” and in "Part II, Item 1A. Risk Factors" in our Quarterly Report in Form 10-Q for the quarter ended March 31, 2020, as well as other documents that may be filed by OFS Capital from time to time with the Securities and Exchange Commission. As a result of such risks, uncertainties and factors, actual results may differ materially from any future results, performance or achievements discussed in or implied by the forward-looking statements contained herein. OFS Capital is providing the information in this press release as of this date and assumes no obligations to update the information included in this press release or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

INVESTOR RELATIONS CONTACT:
Steve Altebrando
646-652-8473
saltebrando@ofsmanagement.com

1   Registration does not imply a certain level of skill or training